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                                                                      Exhibit 12

Computation of Ratio of Earnings to Fixed Charges
(all amounts except ratios are shown in millions)
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                                                         Three Months               Three Months
                                                             Ended                      Ended
                                                         March 31, 2004             March 31, 2003
                                                         --------------             --------------
Income from continuing operations before
  income taxes and minority interest losses                 $  67.6                     $   2.8

Less:  Equity in earnings of 50%-or-less owned
  companies                                                    (2.1)                       (0.5)

Add:  Fixed charges net of capitalized interest                 9.5                         9.5

Add: Amortization expense of previously capitalized
   interest                                                     0.3                         0.3
                                                            -------                     -------

Total earnings                                              $  75.3                     $  12.1

Fixed charges                                                   9.5                         9.5

Ratio of earnings to fixed charges                              7.9                         1.3
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